Exhibit 10.47

EXECUTION COPY

BUYING AGENCY AGREEMENT

THIS BUYING AGENCY AGREEMENT (this “Agreement”) is entered into and made effective this 16th day of November, 2005 (the “Effective Date”) by and between DESIGNS APPAREL, INC., a Delaware corporation, located at 555 Turnpike Street, Canton, MA 02021, a (hereinafter referred to as “Principal” or “Party”, which terms shall include any and all affiliates and subsidiaries), and LI & FUNG (TRADING) LIMITED, a company incorporated in Hong Kong with limited liability, located at 9th Flr. LiFung Tower, 888 Cheung Sha Wan Road, Kowloon, Hong Kong (hereinafter referred to as “Agent” or “Party”) (Collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Principal is engaged in the business of merchandising of apparel and accessories throughout the World; and

WHEREAS, Principal wishes to purchase certain non-U.S. produced merchandise (hereinafter referred to as the “Merchandise”); and

WHEREAS, Agent is in the business of providing buying services (hereinafter referred to as the “Services” which term shall include, but not limited to, all of the services described in Section 4, below); and

WHEREAS, Principal wishes to appoint Agent as its non-exclusive buying agent throughout the World (the “Territory”),

NOW, THEREFORE, in consideration of the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Principal and Agent agree as follows:

1. APPOINTMENT. Principal hereby appoints Agent as a non-exclusive buying agent to render Services in the Territory in connection with the purchase of Merchandise by Principal. Agent hereby accepts such appointment on the terms and conditions contained herein. Principal may at any time and from time to time, without notice, appoint other buying agents and Agent may accept other appointments from any other Principal to perform services.

2. RELATIONSHIP OF THE PARTIES.

2.1 Each Party to this Agreement will be and agrees to act as an independent contractor and not as a partner of, or joint venturer with, the other Party for any purpose related to this Agreement or the transactions contemplated by this Agreement, and neither Party will by virtue of this Agreement have any right, power or authority to act or create any obligation, expressed or implied, on behalf of the other Party except as provided in Section 4(L)(i) below, or to act on his own account. Except as expressly provided herein, Principal shall bear all risk of loss for damaged, lost, defective or non-conforming merchandise purchased by Principal under this Agreement.

2.2 Principal acknowledges and agrees that Agent may engage sub-agents to perform some or all Agent’s services hereunder, provided, however, that in no event shall the relationship between the Agent and sub-agent result in either Party becoming a Principal or seller of Merchandise from the other. Agent shall advise Principal in writing of the appointment of any sub-agents who may perform services under this Agreement. Further, Agent shall be solely responsible to ensure that its sub-agents strictly adhere to the terms and conditions of this Agreement and to pay all remuneration payable to its sub-agents.

3. TERM AND TERMINATION

3.1 TERM. The term of this Agreement shall commence on the Effective Date and, unless sooner terminated as provided herein, shall continue in full force and effect for an initial term of one (1) year (the “Initial Term”), and thereafter shall remain in force until terminated in writing by either Party upon sixty (60) days prior written notice to the other, provided, however, that, in any event, the confidentiality provisions of this Agreement shall remain in full force and effect in perpetuity as to any Confidential Information disclosed hereunder prior to the date of expiration or termination of this Agreement.

3.2 CONDITIONS FOR TERMINATION BASED ON CAUSE; NON-PERFORMANCE. Either Party may suspend its performance or terminate this Agreement in the event either Party fails to perform any material term or condition of this Agreement and the defaulting Party does not cure such failure within thirty (30) days after written demand by the other, five (5) days for an Agent delay in meeting a delivery schedule default; or immediately upon written notice at any time upon occurrence of any of the following events: (a) the other Party (i) becomes insolvent; (ii) enters into or files a petition, arrangement or proceeding seeking an order for relief under bankruptcy laws of the United States; (iii) enters into a receivership for any of its assets; or (iv) enters into a composition with or assignment for the benefit of its creditors. If such default remains uncured after thirty (30) days (or five days, as the case may be), the aggrieved Party may terminate this Agreement by sending further notice to such effect, effective immediately. Any failure by Agent in the performance of its duties and obligations under this Agreement, which is not the result of an excusable delay as provided in Section 15 herein, shall be deemed a failure by Agent to perform a material term or condition of this Agreement. In the event of termination upon default of the Agent, in addition to any and all other remedies permitted by law, Principal shall be entitled to enjoy all Services rendered by Agent through the date of termination.

3.3 EFFECT OF TERMINATION IN GENERAL. Upon any termination of this Agreement, each Party will be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that the obligations of the Parties under this Agreement, which, by their nature, would continue beyond termination or expiration of this Agreement, including but not limited to performance of the Parties respective obligations with respect to any purchase order placed by Agent for Principal pursuant to this Agreement, which shall remain until the Merchandise has been delivered to Principal or such order is canceled, as the case may be, shall survive termination of this Agreement. While termination will not relieve the Parties from liability arising from any breach of this Agreement, neither Party will be liable to the other for damages or any sort solely as a result of terminating this Agreement in accordance with its terms. Termination of this Agreement will be without prejudice to any other right or remedy of either Party.

4. AGENT’S DUTIES AND RESPONSIBILITIES

A. Agent shall, on behalf of and pursuant to Principal’s directions, perform the following Services for Principal:

i.	Advise Principal of Merchandise of the types described by Principal, of current styles and fashions, current prices, trends, material availability, shipping conditions and availability of production;

ii.	Assist Principal in the location of qualified suppliers (the “Suppliers”) and the arrangement of the manufacture of the Merchandise which Principal wishes to purchase in the Territory. Prior to engagement, Agent shall provide Principal with a vendor profile and factory evaluation for each Supplier. For the avoidance of doubt, the term “qualified” as used in this Section 4(A)(ii) shall mean Suppliers that are reputable, have acceptable credit ratings and have the financial and other means to be able to meet the requirements set forth in Principal’s written purchase order(s), where or when available.

iii.	Place orders for specified Merchandise on Principal’s behalf with Suppliers designated by Principal by written instructions to Agent, and negotiate the lowest possible price for such Merchandise for the benefit of Principal;

iv.	Until delivery of the Merchandise is made to Principal or its designee, Agent shall communicate with Suppliers and monitor Supplier’s performance to ensure that production of the Merchandise is running according to the delivery schedule set by the Principal for each item and inform Principal as to production status of all such orders. Further, Agent shall use its best reasonable efforts to assure that the Merchandise being produced by Supplier conforms substantially, and in all material respects, to the production specification and samples approved by Principal;

v.	Arrange for the shipment of the Merchandise including preparation of all relevant export documentation in accordance with the terms of the relevant purchase order;

vi.	Use its best efforts to monitor the transfer of Merchandise to Principal, or its designee, assuring that said transfer of Merchandise meets U.S. tariff classification requirements, and is delivered in the proper quantities and in a timely manner;

vii.	Should Principal fail, for any reason, to accept delivery of the Merchandise, Agent shall use its best reasonable efforts to prevent Supplier from disposing of the Merchandise without first removing the labels, brand names or markings (logos) affixed to the Merchandise which relate to Principal. Principal agrees that Agent shall have no liability to Principal for acts or omissions of Supplier that are not within its control.

viii.	Conduct INTRO, DUPRO and FRI statistical audits on each shipment of Principal as described in Principal’s Quality Assurance Manual.

B. Agent shall provide an inspection certificate to Principal for each shipment stating that:

i.	The quality of materials, workmanship and styling of the Merchandise meets the relevant quality requirements of the written specifications of the samples upon which Principal’s purchase was based and passed a Final Random Inspection (FRI);

ii.	If the Flammable Fabric Act applies to the Merchandise, reasonable and representative tests were conducted in accordance with said Act to demonstrate that the Merchandise conforms in all material respects with the flammability standards issued thereunder;

iii.	The Merchandise complies with all requirements provided, in writing, by Principal;

iv.	The color of the Merchandise matches the laboratory dips upon which Principal’s purchase was based;

v.	The Merchandise, if knit, meets the weight specifications that may have been provided by Principal; and.

vi.	The Merchandise is packed in a manner specified and approved by Principal which will insure its safe transport to Principal’s designated destination.

C. Agent shall assure to the best of its ability that all invoices, affidavits, letters, papers or other statements, written or verbal, pertaining to the Merchandise are complete and contain no material omissions or fraudulent or false statements in contravention of the U.S. Tariff Act of 1930, as amended, or any other applicable law, and shall supply Principal with the originals or copies of all such written documents promptly upon Principal’s request. Agent shall abide by the terms of the Foreign Corrupt Practices Act.

D. Agent shall verify that the quota category (if any) for the Merchandise shipped is open at the time of shipment.

E. Agent, only at Principal’s specific written direction, shall purchase quota on Principal’s behalf. Principal shall fund all such purchases. Any quota benefits, whether temporary or permanent, resulting from such purchase shall inure to the sole benefit of Principal.

F. Agent will ensure that copies of invoices, bills of lading, packing lists, properly authenticated visas (when required), certificates of origin (when required), assemblers’ declarations (when required), plus other related and/

or necessary documents, as well as shipping and other export documents covering all Merchandise purchases by Principal, are forwarded to Principal not later than fifteen (15) days after shipment.

G. Agent represents and warrants that it is knowledgeable and familiar with Property Rights in the apparel and accessories industry.

H. Agent will verify, in writing, that Suppliers are reputable, have acceptable credit ratings and have the financial and other means to be able to meet the requirements set forth in Principal’s written purchase orders. Where or when available, Agent shall obtain credit reports and/or other information regarding Suppliers or potential Suppliers and forward such reports to Principal, upon request.

I. Undertake its best efforts to ensure that goods ordered by Principal will not be transshipped, or their country of origin otherwise misrepresented, including the careful selection of each factory and ensuring that each factory selected possesses the necessary capacity in plant, machinery, and personnel to produce the merchandise to be ordered.

J. Ensure that upon request by Principal, Agent will obtain, and forward to Principal, within fifteen (15) days of receipt of the request, the following production/country of origin verification documents for any and all shipments of Merchandise, including, but not limited to, cutting records, packing lists, production records, employee time clock and other records, bills of lading, necessary to verify the country of origin of the Merchandise, or for any other purpose.

K. Ensure that Principal and/or its broker or representative, will be given access to Supplier’s facilities: (i) at times designated by Principal so that it may perform its own in-factory quality insurance inspection, and (ii) at all reasonable times, and from time to time, and without notice, to inspect the facilities of any Supplier introduced to Principal by Agent, or any sub-agents (as the case may be), under this Agreement in order that Principal may be satisfied that the Merchandise being produced pursuant to its written purchase order(s) is being manufactured by Supplier in accordance with all laws and legal requirements of the country in which the Merchandise, or any portion of the Merchandise, is manufactured, including all laws relating to the minimum age, hours, wages, health and safety.

L. Agent, at Principal’s written request and direction, agrees to use its best reasonable efforts to negotiate any and all disputes and claims arising with any Supplier of Merchandise, and upon Principal’s written request, consistent with Principal’s reasonable instructions, and on Principal’s behalf, to settle any and all such disputes and claims to the satisfaction of Principal.

M. Agent will, at all times during the term of this Agreement, use its best reasonable efforts to monitor and ensure that all Merchandise, or any portion thereof, manufactured by any Supplier introduced to Principal by Agent is produced in accordance with the written purchase order of Principal and in strict compliance with all applicable governmental laws, ordinances, codes, rules, regulations, programs, plans and orders of the United States and of the country in which such Merchandise, or any such portion thereof, is produced, including without limitation the Occupational Safety and Health Act, the Fair Labor Standards Act of 1938, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, Executive Order 11246, as amended by Executive Order 11375, along with the implementing rules and regulations of the Office of Federal Contracts Compliance (MINIMUM AGE, HOURS, WAGES HEALTH AND SAFETY), and § 307 of the U.S. Tariff Act of 1930, as amended (19 U.S.C. §1307), prohibiting the importation of goods, or any portion thereof, manufactured by use of convict, forced or indentured labor of any kind (including convict, forced or indentured child labor) destined for United States markets, and Agent will notify Principal immediately upon becoming aware of any violation thereof. Further, Agent will ensure that all Suppliers are, at all times during the term of this Agreement, complaint with Principal’s written “Standards for Suppliers”.

N. Agent will monitor all requirements of the United States Customs Service regarding global security, as described in the Customs-Trade Partnership Against Terrorism (C-TPAT) Program, and will notify Principal immediately upon becoming aware of any violation thereof.

O. In all transactions connected with this Agreement, Agent shall:

i.	have no authority to bind Principal except upon Principal’s written purchase order or other written instructions as finally approved by Principal; and

ii.	clearly indicate that Agent is at all times only acting as a buying agent, and that Principal is at all times the principal solely responsible for purchasing, accepting delivery, and paying for the Merchandise. Agent has no authority, express or implied, to purchase the Merchandise on its own account, take delivery or title to said Merchandise, hold such Merchandise in inventory, pay, commit to pay, or arrange for the payment for such Merchandise from its own funds, such functions being the sole responsibility of Principal.

P. Agent warrants that under no circumstances shall Agent:

i	receive, directly or indirectly, any compensation or other monetary or non-monetary remuneration from any Party other than Principal, in connection with Agent’s activities or the performance of its duties under this Agreement, unless and with the exception that:

(a)	Principal expressly authorizes Agent, in writing, to provide financial assistance that may be requested by the Supplier in question at a cost to be borne by that Supplier, in order that raw materials can be secured and production can proceed to meet the specified shipment date of Principal. Such financial assistance shall primarily consist of Agent’s opening a letter of credit to that Supplier; and

(b)	Agent may receive reimbursement by Suppliers for product liability insurance coverage purchased by Agent on behalf of Suppliers against Merchandise shipped to Principal.

ii.	share, directly or indirectly, any of its commission with any Supplier;

iii	sell, exchange, transfer or provide any materials used in or, tools, patterns, molds, dies used for, the production of Merchandise that is the subject of this Agreement.

5. PURCHASING TERMS. All purchases made by Agent for Principal’s benefit pursuant to this Agreement and the written purchase order of Principal shall be F.O.B. port of loading in the country of origin (in the case of China, it can also be F.O.B. HK) unless otherwise agreed to in writing by the Parties hereto. Commercial invoices will be prepared by the Supplier on the basis of the actual F.O.B. price (the “F.O.B. Country of Origin Price”) paid by Principal, exclusive of Agent’s commission. Unless otherwise specifically agreed to by the Parties, payment for all purchases of the merchandise by Principal, or by customers of the Principal, shall be by transferable irrevocable confirmed bankers’ letter of credit at a sight to be established in favor of Agent with the condition that the related Merchandise shall be consigned to the bank by which said letter of credit is drawn. All such letters of credit shall be in a form approved by Agent and shall be net of Agent’s commission.

6. PRINCIPAL’S DUTIES AND RESPONSIBILITIES

A. Principal will pay Agent for providing the service required of Agent under this Agreement and in the manner hereinafter provided, a buying commission based upon Five Percent (5%) of the F.O.B. Country of Origin Price, which commission will be indicated on Principal’s written purchase order. This commission will be further evidenced by a statement substantially in the following form, to be affixed to the commercial invoice prepared by the Supplier:

“Li & Fung (Trading) Limited has acted as Buying Agent for the Principal, Designs Apparel, Inc., in this transaction and a Buying Agency Commission of Five Percent (5%) of the F.O.B. Country of Origin price has been paid in the United States.”

Subject to the provisions set forth below, Agent’s commission shall not be deemed earned, due and payable until each of the following events shall have been satisfied: (1) Principal’s broker or representative has had an opportunity to inspect and approve the following documents, and (2) Principal is in receipt of the following documents:

a.	Agent’s invoice for the commission;

b.	Commercial Invoice (in duplicate);

c.	Packing List for the Commercial Invoice with Supplier’s complete name and address;

d.	Certificate of Inspection issued by Agent representing that the invoiced Merchandise are in full accordance with Principal’s purchase order and have been inspected and approved for shipment;

e.	Completed and Signed Textile Export Visa/License Document, if applicable;

f.	Completed and Signed Beneficiary’s Statement listing relevant purchase orders and certifying that: (i) all Merchandise is manufactured in accordance with all laws and legal requirements of the country in which the Merchandise, or any portion of the Merchandise, is manufactured, including all laws relating to the minimum age, hours, wages, health and safety; and (ii) no laborer under the age of fourteen (14) may be used to manufacture the Merchandise or any portion thereof; and (iii) pursuant to 19 U.S.C. Section 1307, no involuntary labor of any kind, including convict labor and/or forced labor may be used to manufacture the Merchandise or any portion thereof;

g.	Certificate of Origin;

h.	Textile Country of Declaration, if applicable;

i.	One (1) Original/Negotiable clean on Board Ocean Bill of Lading;

j.	One (1) Original Forwarder’s Cargo Receipt issued by Principal’s consolidator; and

k.	Waterproof or water-resistant lab test (when Merchandise is represented as such).

Principal shall pay Agent its commission, via wire transfer funds to a deposit account established at a financial institution designated by Agent, within seven (7) days after it is earned, due and payable as specified above. In addition to any other remedies available to Principal, Principal shall have the right to withhold or offset (consistent with Section 8(d) below) any funds due Agent if Agent fails to perform any of its obligations under this Agreement. Payment by Principal for any shipment shall not, of itself, constitute acceptance.

B. Principal will pay all costs of insurance, shipping, forwarding, handling and other incidental charges and disbursements against shipments incurred by Principal.

C. No provision of this Agreement shall be construed to limit or qualify the responsibilities that Principal, as importer of record of the Merchandise, has under the laws administered by the United States Customs Service, or under applicable common law, state or federal statutes and regulations, or the policies of any governmental authority.

7. LIMITATION OF LIABILITY. Except for any claims against Agent arising out of Agent’s alleged gross negligence, willful misconduct or fraud or Agent’s failure to fully perform its obligations under this Agreement, Principal acknowledges that all claims arising out of or relating to the purchase of Merchandise through Agent shall be made against the Seller of such Merchandise and not against Agent; provided, however that to the extent that Agent furnishes any designs for any Merchandise purchased by Principal from a Seller, Agent shall defend and indemnify Principal from and against all liabilities, costs and claims arising in connection with such designs, including but not limited to any claims that such designs infringe any patent, trademark, trade dress, copyright, right of privacy or other property right.

8. PERFORMANCE AND REMEDIES. Agent’s failure to comply with any of the terms and conditions of this Agreement shall be grounds for the exercise by Principal of any one or more of the following remedies:

a.	Cancellation of this Agreement;

b.	Cancellation of all or any part of any undelivered purchase order without notice, including but not limited to the balance of any remaining installments on a multiple-shipment purchase order;

c.	Termination of all current and future business relationships;

d.	Recovery from Agent of any damages sustained by Principal as a result of Agent’s breach or default, which amount may be withheld or offset against funds owed by Principal to Agent; and

e.	Principal’s remedies under the Uniform Commercial Code and such other remedies as are provided under applicable law.

These remedies are not exclusive and are in addition to all other remedies available to Principal at law or in equity.

9. INDEMNIFICATION. Agent agrees to indemnify and save harmless Principal, its subsidiaries and affiliates, and each of their respective directors, officers and employees from any and all liabilities, causes of action, lawsuits, penalties, claims or demands (including the costs, expenses and reasonable attorneys’ fees on account thereof), arising or alleged to have arisen in whole or in part from the negligent or willful acts or omissions of Agent or from the breach by Agent of any of its obligations hereunder, or from the failure of Agent to comply with any federal, state or local statute, regulation, order or requirement, or with any international law or legal requirement, or otherwise arising out of or in connection with the Services provided by Agent hereunder, including, without limitation, any loss arising out of dishonest or fraudulent acts or any claim, demand, proceeding or action brought against Principal, its subsidiaries, affiliates and each of its or their respective directors, officers and employees, or by reason of any alleged or actual negligence, bad faith or willful misconduct on the part of Agent, including but not limited to any such claim or proceeding arising out of or in connection with: (1) the importation, entry or sale of the Merchandise into the commerce of the United States, or (2) the defense or prosecution of any Property Right resulting from the importation, entry or sale of the Merchandise in the United States. Principal agrees to notify Agent promptly of any written claims or demands against Principal for which Agent is responsible hereunder. Agent’s financial responsibility shall be limited to, but shall not exceed, the commission due for the Merchandise, except in cases alleging willful misconduct, gross negligence or fraud as provided in Section 7, above.

10. DISPUTES

a. Any dispute, controversy or claim arising out of or relating or pertaining to this Agreement (including both tort and contractual claims), or the breach, termination or validity of it which cannot be directly settled by Principal and Agent involving an amount of $50,000 or less will be submitted to and settled by arbitration in accordance with the rules of the I.C.D.R. (International Center for Dispute Resolution) applying the substantive law of the state of New York without regard to any conflict of laws provisions, consistent with the provisions of Section 10(c), below. The arbitration shall have State of New York as venue and the proceeding is to be conducted in the English language. The arbitral panel shall consist of one arbitrator to be agreed to by both parties. In the absence of any such agreement, the I.C.D.R. shall appoint a neutral arbitrator versed in the New York law and admitted to practice in the State of New York. Any settlement payment required by the findings of the I.C.D.R. shall be made to the appropriate Party within fifteen (15) days following notification of such findings. An arbitral award shall issue within thirty (30) days of the date on which the final hearing is concluded.

b. Any disputed controversy which cannot be directly settled by Principal and Agent involving an amount greater than $50,000 may be taken by either Party to any court having jurisdiction over the matter, consistent with the provisions of Section 10(c), below.

c. Principal and Agent hereby consent to the personal and subject matter jurisdiction and venue of the courts of the State of New York and the United States District Court for the District of New York for all purposes in connection with this Agreement. New York substantive law shall apply and the parties do not waive their rights to a trial by jury of all facts so triable as a matter or right. All objections to such jurisdiction and venue are hereby waived.

Principal and Agent further consent that any process or notice of motion in connection therewith may be served in accordance with the provisions of Section 14 of this Agreement, within or without the State of New York, provided a reasonable time for appearance is allowed.

d. This Agreement shall be construed and enforced in accordance with the laws of the State of New York as if it were an agreement made and to be performed entirely within such state. This Agreement shall not be governed by the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

11. CONFIDENTIALITY AND NON-DISCLOSURE

11.1 OBLIGATION OF CONFIDENTIALITY. Each Party hereto acknowledges that it has been informed of the confidential and proprietary nature of the others Confidential Information and agrees that the Party receiving the Confidential Information (the “Recipient”) (including, without limitation, any such information furnished prior to the date of this Agreement) from the Party disclosing the Confidential Information (the “Disclosing Party”), shall, at all times, take all reasonable steps to ensure that Confidential Information of the Disclosing Party is not disclosed to third-parties; provided, however, that such information may be disclosed to those directors, officers, employees, brokers and representatives (including financial advisors, attorneys and accountants) of the Recipient (each, a “Representative,” and collectively, the “Representatives”) who have a substantial “need-to-know” such information , or as may otherwise be expressly permitted, in writing, by the Disclosing Party The Recipient shall inform each such Representative of the confidential nature of such information and of the confidentiality undertakings of the Recipient contained herein. The Recipient shall be responsible for ensuring that its Representatives comply with the terms and conditions of this Agreement. As used herein, “reasonable steps” means the steps that the Recipient takes to protect its own, similarly confidential or proprietary information, which shall not be less than a reasonable standard of care.

11.2 DEFINITION OF CONFIDENTIAL INFORMATION. As used herein, “Confidential Information” means any of the Disclosing Party’s proprietary or confidential information, technical data, trade secrets or know-how, whether existing or contemplated, that is disclosed, directly or indirectly, to the Recipient or one of its Representatives by or on behalf of the Disclosing Party, in writing, orally or by drawings or inspection of documents or other tangible property. However, “Confidential Information” shall not include any of the foregoing items which:

i	prior to disclosure, is in the public domain;

ii	after disclosure, becomes known to the public through no act or omission of the Recipient or any of its Representatives;

iii	is required to be disclosed pursuant to applicable law, rule, regulation, or court or administrative order; provided, however, that the Recipient shall take reasonable steps to obtain confidential treatment for such items and shall promptly advise the Disclosing Party of its notice of any such requirement in order to permit the Disclosing Party to obtain such confidential treatment on its own behalf.

11.3 RETURN OF CONFIDENTIAL INFORMATION. Upon termination of this Agreement, and upon written request by the Disclosing Party at anytime prior to termination of this Agreement, the Recipient shall promptly deliver to the Disclosing Party all original Confidential Information of the Disclosing Party in its possession, in whatever medium, and shall cause all copies, summaries, synopses or derivations thereof to be destroyed.

12. INJUNCTIVE RELIEF. Agent understands that a breach of the provisions in Section 11 of this Agreement concerning Confidential Information could cause Principal irreparable injury inadequately compensable through monetary damages and, accordingly, agrees that Principal shall be entitled to injunctive relief against any such breach or threatened breach in addition to any other available remedies.

13. REPRESENTATION AND WARRANTIES

13.1 NO CONFLICTS. Agent represents and warrants to Principal that it has no obligations to any third-party, which will in any way limit or restrict its ability to provide Services to Principal hereunder.

13.2 NO VIOLATION OF LAW OR CONTRACT. Agent represents and warrants to Principal that its performance of Service under this Agreement does not and shall not violate any applicable law, rule or regulation or any contracts with third-parties.

13.3 CAPACITY. Agent represents and warrants to Principal that: (i) it has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under this Agreement; (ii) the execution, delivery and performance by it of this Agreement does not violate its Certificate of Incorporation or by-laws, or otherwise violate any applicable law, rule, regulation, judgment, injunction, order or decree; and (iii) it holds and is in compliance with any applicable permits, licenses and other approvals required to carry out its obligations under this Agreement.

14. NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be given, made or communicated either by personal delivery, facsimile or telecopy transmission, reliable overnight courier (e.g. UPS, FedEx) or by registered or certified mail, postage prepaid, and addressed to the intended recipient as follows:

If to Agent, by mail to:

Li & Fung (Trading) Limited

9th Floor, Li Fung Tower

888 Cheung Sha Wan Road

Kowloon, Hong Kong

Attn: Danny Lau

or by facsimile to: (011) 852 2300 3230

If to Principal, by mail to:

Designs Apparel, Inc.

c/o Casual Male Retail Group, Inc.

555 Turnpike Street

Canton, MA 02021

Attn: Import Department

or by facsimile to: (781) 821-7651

or to such other address or to such other person as the intended recipient of such notices shall notify the other Party of in accordance with the foregoing. Any notice shall deemed to have been given, made, received or communicated as the case may be on the date personal delivery was effected if personally served, on the date shown on the sender’s receipt of its facsimile transmission if by facsimile, on the date shown as the date of delivery on the overnight courier’s copy if by overnight courier, or on the date of delivery (or attempted delivery) as shown on the return receipt if delivered by registered or certified mail.

15. EXCUSABLE DELAYS; FORCE MAJEURE. Neither Party to this Agreement will be considered to be in default of this Agreement, or have liability whatsoever to the other, as a result of events beyond their reasonable control which could not have been avoided by the exercise of reasonable prudence, including delays caused by acts of God, acts or regulations of any governmental or supra-national authority, war or national emergency, accident, fire, riot, strike, lock-outs and industrial disputes. The Agent is required to use its best efforts to avoid recommending the use of factories with a history of labor troubles in regards to lock-outs and industrial disputes.

In no event shall lack of finances be considered an event beyond the control of a Party. In the event of the occurrence of any force majeure event, the affected Party shall notify the other Party immediately in writing of its invocation of this Section 15, and each Party’s obligations hereunder (except for the payment of money) to the other shall be suspended for the duration of such force majeure event; provided however, that the affected Party shall be obligated to use its commercial reasonable efforts to restore performance hereunder as soon as reasonably practicable, and provided, further that if such event continued for more that thirty (30) days in the aggregate during the Initial Term or in any six (6) month period thereafter, the non-affected Party shall have the right to terminate this Agreement upon written notice to the other Party.

16. MISCELLANEOUS

16.1 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

16.2 SECTION HEADINGS. The section headings used herein are for reference and convenience only and shall not enter into the interpretation hereof. Any attachment referred to herein and attached hereto is incorporated herein to the same extent as if set forth herein.

16.3 REQUIRED APPROVALS. Where agreement, approval, acceptance, or consent by either Party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

16.4 FACSIMILE SIGNATURE. The Parties hereto agree that facsimile signatures shall be as effective as if originals.

16.5 RETENTION OF RECORDS. For a period of six (6) years following the completion of all Services under this Agreement, Agent shall keep and make available for inspection, examination and audit by Principal, its employees, agents, brokers, representatives and assigns, all records maintained by Agent in connection with the furnishing of the Services hereunder.

16.6 ASSIGNMENT. Agent may not assign or otherwise transfer this Agreement or subcontract any of its obligations hereunder without the prior written consent of Principal, which consent may be withheld by Principal in its absolute and sole discretion. Principal may assign or otherwise transfer this Agreement to (i) a purchaser of all or substantially all of its assets, or (ii) an affiliate or subsidiary of Principal, or subcontract any of its obligations hereunder at its sole unfettered discretion.

16.7 NO WAIVER OF RIGHT. No consent to or waiver of any breach or default of any term or condition of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other term or condition hereof. Failure on the part of either Party or to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the Party waiving the breach or default hereunder.

16.8 SEVERABILITY. In the event any provision of this Agreement shall be held invalid, the same shall not invalidate or otherwise affect in any respect any other term or terms of this Agreement, which terms shall remain in full force and effect.

16.9. SURVIVAL. All terms, conditions, obligations and provisions capable of surviving the termination of this Agreement shall so survive.

16.10 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and to be entirely performed therein, without regard to conflict of laws principles.

17. ENTIRE AGREEMENT. This Agreement and the attachment annexed hereto constitute the entire agreement between the Parties and supersedes, replaces and takes precedence over any prior understanding or oral or written agreement between the Parties with respect to the subject matter hereof. No supplement, modification or amendment to this Agreement shall be binding unless executed by both Parties hereunder.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed and delivered by their duly authorized officers or representatives as of the date first above written.

DESIGNS APPAREL, INC. (Principal)		LI & FUNG (TRADING) LIMITED (AGENT)

By:	/S/ DAVID A. LEVIN	By:	/S/ DANNY LAU
	David A. Levin President & CEO		Danny Lau Executive Director

By:	/S/ DENNIS R. HERNREICH	By:	/S/ ALAN FROMKIN
	Dennis R. Hernreich EVP, COO, CFO, Treasurer and Secretary		Alan Fromkin Senior Vice President